Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The common stock, par value $0.0001 per share (the “Common Stock”), of Gemini Therapeutics, Inc. (“Gemini”, “we”, or “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”) and the provisions of applicable law. The Charter and the Bylaws are incorporated by reference as an Exhibit 3.1 and 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 260,000,000 shares, consisting of 250,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Gemini’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Gemini’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of Gemini’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of Delaware (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the capital stock of Gemini, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of Gemini, or delaying or preventing a change in control of Gemini.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances and the terms and conditions of the Voting Agreement, dated February 5, 2021, by and among us and the other parties thereto (the “Voting Agreement”), the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL or the Voting Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of Gemini then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Charter. Subject to the terms and conditions of the Voting Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Gemini, subject, nevertheless, to the provisions of the DGCL, the Charter and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Registration Rights

Pursuant to the terms of our Registration Rights Agreement, dated February 5, 2021, with certain of our stockholders (the “Registration Rights Agreement”), certain of our stockholders are entitled to rights with respect to the registration of their shares (which we refer to herein a “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”), including demand registration rights, shelf-registration rights and piggyback registration rights.

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Demand registration rights. At any time after February 5, 2021, and following the expiration of any lock- up to which a holder of Registrable Securities may have been subject, we are required, upon the written request of either (i) FS Development Holdings, LLC, Robert Carey, Daniel Dubin and Deepka Pakianathan (collectively, the “FSDC Investors”) holding a majority of the Registrable Securities held by all FSDC Investors or (ii) Atlas Venture Fund X, L.P., Atlas Venture Opportunity Fund I, L.P., Lightstone Singapore L.P., Lightstone Ventures (A), L.P., Lightstone Ventures, L.P., OrbiMed Private Investments VI, LP and Wu Capital Investment LLC (collectively, “Major Gemini Investors” and together with the FSDC Investors, the “Investors”) holding a majority of the Registrable Securities held by all Major Gemini Investors, to file a registration statement under the Securities Act on Form S- 1 or any similar long-form registration statement or, if then available, on Form S-3, and use reasonable best efforts to effect the registration of all or part of their registrable securities requested to be included in such registration by the Investors.

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Shelf registration rights. We were required to file a shelf registration statement pursuant to Rule 415 of Securities Act, which was filed on February 17, 2021 and became effective on April 28, 2021. At any time we have an effective shelf registration statement, if we shall receive a request from Investors holding registrable securities with an estimated market value of at least $5,000,000, to effect an underwritten shelf takedown, we shall use our reasonable best efforts to as expeditiously as possible to effect the underwritten shelf takedown.

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Limits on demand registration rights and shelf registration rights.  We shall not be obligated to effect: (a) more than one (1) demand registration or underwritten shelf takedown during any six-month period; (b) any demand registration at any time there is an effective resale shelf registration statement on file with the United States Securities and Exchange Commission; (c) more than two underwritten demand registrations in respect of all registrable securities held by the FSDC Investors, including those made under a shelf registration statement, or (d) more than two underwritten demand registrations in respect of all registrable securities held by the Major Gemini Investors, including those made under a shelf registration statement.

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Piggyback registration rights. At any time after February 5, 2022, if Gemini proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Investors are entitled to include their registrable securities in such registration statement, subject to customary cut-back rights.

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Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by us and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.

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Registrable securities. Securities of the Company shall cease to be registrable securities upon the earlier of (i) tenth anniversary of February 5, 2021 and (ii) the date as of which (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (2) such securities shall have been transferred pursuant to Rule 144 of the Securities Act, or with respect to any Investor, securities of such Investor shall cease to be registrable securities, on the earlier of (x) the date such Investor ceases to hold at least 1% of the registrable securities or (y) if such Investor is an individual and such Investor is a director or an executive officer of the Company or FS Development Corp. as of immediately prior to the consummation of the business combination pursuant to the Merger Agreement, dated October 15, 2020, by and among us and the parties named therein, the date when such Investor is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

Anti-Takeover Provisions

Charter and Bylaws

Among other things, the Charter and Bylaws:

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permit the Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of the Board;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of Gemini’s stockholders may be called by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors;

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provide that the Board is divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of our Board; and

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do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Board as well as for another party to obtain control of Gemini by replacing the Board. Because the Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Gemini’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Gemini’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

We have opted out of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the directors of Gemini to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Gemini or any of its subsidiaries or was serving at Gemini’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Bylaws require, to the fullest extent permitted by law, unless Gemini consents in writing to the selection of an alternative forum, that derivative actions brought in the name of Gemini, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against Gemini governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Gemini by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Bylaws require that, unless Gemini consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Gemini has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.